EXHIBIT 99.1

BofI Holding, Inc. to Present at The Seventh Annual JMP Securities

Research Conference

SAN DIEGO, CA – (Marketwire – May 20, 2008)—B of I Holding, Inc. (NASDAQ: BOFI), parent of Bank of Internet USA (“Bank”), announced today that its Chief Executive Officer, Gregory Garrabrants and its Senior V.P./CFO, Andrew J. Micheletti, will present at the Seventh Annual JMP Securities Research Conference at 2:00 P.M. Pacific time on Wednesday, May 21, 2008. The conference is being held at The Ritz Carlton in San Francisco, CA.

The JMP Securities Research Conference will feature presentations from six growth industries including Financial Services showcasing primarily small-cap and mid-cap public companies. The presentation will be webcast live and may be accessed at BOFI’s website, http://www.bofiholding.com. A replay of the webcast will be available on the website for 30 days beginning the afternoon of the presentation.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com, and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact:

Gregory Garrabrants

CEO

858-350-6203

greg.garrabrants@bofi.com